NEWS RELEASE
FOR RELEASE ON OR AFTER: November 3, 2008
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS RECORD SALES AND EARNINGS FOR THE THIRD QUARTER OF 2008

November 3, 2008 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported record financial results for the third quarter ended September 27, 2008. Record quarterly sales were driven by robust market demand for generators and industrial and HVACR motor products, coupled with strong operational execution and productivity improvements. The sales and earnings performance was achieved in spite of continued raw material cost inflation and a challenging global economic environment.

“We are very pleased with our record results for the third quarter, despite continued cost pressures and market uncertainties.  The diversity in our end-markets, a focus on expanding our global footprint in high growth regions, and the ability to continuously bring innovation to our industry have helped us overcome significant headwinds over the past few months,” commented Henry W. Knueppel, Chairman and Chief Executive Officer of Regal Beloit.  “Due to our strong fundamentals and our ability to successfully implement our strategies over the past several years, we remain poised to capitalize on accelerating growth opportunities. While we recognize the economic challenges in the short-term, we are well-positioned to capture the growth potential resulting from increased demand for energy efficiency products and global acquisitions.”

Sales for the third quarter of 2008 were $620.6 million, a 38.1% increase over the $449.4 million reported for the same period in 2007.  The third quarter of 2008 included $122.6 million in sales from the four 2007 acquisitions, as compared to $28.3 million for the third quarter of 2007.  An additional $34.2 million of the third quarter 2008 sales are attributable to the Hwada acquisition completed on April 25, 2008.

In the Electrical segment, sales increased 42.5%, which includes the positive impact of the acquisitions noted above.  Exclusive of the acquired businesses, Electrical segment sales are up 10.8%, largely due to global generator sales increasing 25.0%, commercial and industrial motors sales in North America increasing 9.1% and  HVACR motor sales increasing as well.  Sales in the Mechanical segment increased 5.3% from the prior year period.

From a geographic perspective, Asia-based sales increased 101.1%, including the impact of acquired businesses, as compared to the third quarter of 2007.  In total, sales to regions outside of the United States were 26.8% of total sales for the third quarter of 2008, in comparison to 19.4% for the same period of 2007. From an energy efficiency perspective, sales of high efficiency motor and gear products were 13.6% of total sales. Exclusive of the acquired businesses, sales of high efficiency products increased 28.4% over the comparable data from the third quarter of 2007.  Further, the impact of foreign currency exchange rate changes, excluding acquisitions, from the year ago period added 0.5% to total sales.

Regal Beloit Corporation
News Release

The gross profit margin for the third quarter of 2008 was 21.4% as compared to the 23.8% reported for the comparable period of 2007.  The decrease was primarily driven by lower gross profit margins of 17.3% from the acquired businesses and higher material costs throughout the quarter.  Net of the impact of product price increases, the material cost increases totaled $13.0 million.

Operating expenses were $67.1 million (10.8% of sales) in the third quarter 2008 versus $53.3 million (11.9% of sales) for the same period in 2007.  Income from operations was $65.7 million versus $53.4 million in the comparable period of 2007.  As a percent of sales, income from operations was 10.6% for the third quarter 2008 versus 11.9% in the comparable period of 2007.  This decrease reflected lower operating profit margins from the acquired businesses and increased raw material costs which were partially offset by contributions from new products, pricing actions, and productivity.

Net interest expense was $6.7 million for the quarter, versus $4.8 million in the comparable period of 2007.  The increase reflected higher levels of average debt outstanding driven by the acquisitions completed in the third and fourth quarters of 2007, as well as the Hwada acquisition completed in April of 2008.

Net income for the third quarter of 2008 was $36.9 million, an increase of 18.1% versus the $31.2 million reported in the comparable period of 2007.  Fully diluted earnings per share increased 18.5% to $1.09, as compared to $0.92 per share reported in the third quarter of 2007.

Cash flow from operations was $42.3 million in the third quarter 2008, as compared to $68.2 million in the year ago period, reflecting an increase in working capital driven by increases in inventory and trade accounts receivable.  Productivity and new product-oriented capital spending was $15.8 million for the quarter, as compared to $6.0 million for the comparative period in 2007. Depreciation and amortization was $14.9 million versus $10.0 million for the comparative period of 2007.  Total debt at the end of the quarter was $571.2 million, a $3.0 million increase from the end of the second quarter and $7.0 million increase from the end of 2007.

“While we remain confident in our strategy that has positioned us to succeed in the long-term, we anticipate continued material cost pressures and uncertain economic conditions throughout the fourth quarter,” added Knueppel. “Given these headwinds, we believe earnings per share to be in the range of $.67 to $.75 for the fourth quarter.

Regal Beloit will be holding a conference call to discuss third quarter financial results at 10:30 AM CST, Tuesday, November 4, 2008.  Interested parties should call 866-394-7807 (domestic) or 706-634-1728 (international), conference ID 71041041.  A replay of the call will be available through November 14 at 800-642-1687 (domestic) or 706-645-9291 (international), access code 71041041.

Regal Beloit Corporation
News Release

About REGAL BELOIT CORPORATION:
Regal Beloit Corporation is a leading manufacturer and marketer of branded mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This Quarterly Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors;
•	difficulties in staffing and managing foreign operations; and
•
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 27, 2008 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this news release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 27, 2008.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007

Net Sales	$620,607	$449,374	$1,763,266	$1,327,815

Cost of Sales	487,810	342,660	1,377,193	1,019,998

Gross Profit	132,797	106,714	386,073	307,817

Operating Expenses	67,063	53,339	195,233	147,056

Income From Operations	65,734	53,375	190,840	160,761

Interest Expense	7,103	5,116	21,449	14,607

Interest Income	418	365	1,333	695

Income Before Taxes & Minority Interest	59,049	48,624	170,724	146,849

Provision For Income Taxes	21,261	16,638	60,826	50,301

Income Before Minority Interest	37,788	31,986	109,898	96,548

Minority Interest in Income, Net of Tax	882	747	2,749	2,243

Net Income	$36,906	$31,239	$107,149	$94,305

Earnings Per Share of Common Stock:

Basic	$1.18	$1.00	$3.42	$3.02

Assuming Dilution	$1.09	$0.92	$3.20	$2.78

Cash Dividends Declared	$0.16	$0.15	$0.47	$0.44

Weighted Average Number of Shares Outstanding:

Basic	31,357,433	31,320,838	31,326,675	31,227,373
Assuming Dilution	33,715,881	34,104,123	33,452,880	33,943,057

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)
	Sept. 27,	Dec. 29,
ASSETS	2008	2007
Current Assets:
Cash and Cash Equivalents	$113,722	$42,574
Receivables	394,022	297,569
Other Current Assets	75,765	70,148
Inventories	330,346	318,200
Total Current Assets	913,855	728,491

Net Property, Plant and Equipment	371,629	339,343

Other Noncurrent Assets	775,224	794,413
Total Assets	$2,060,708	$1,862,247

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts Payable	$252,782	$183,215
Current Maturities of Debt	17,159	5,332
Other Current Liabilities	158,239	123,373
Long-Term Debt	554,087	558,918
Deferred Income Taxes	90,533	75,055
Other Noncurrent Liabilities	54,271	47,783
Minority Interest in Consolidated Subsidiaries	14,053	10,542
Shareholders’ Investment	919,584	858,029
Total Liabilities and Shareholders’ Investment	$2,060,708	$1,862,247

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ending		Nine Months Ending		Three Months Ending		Nine Months Ending
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Net Sales	$56,119	$53,300	$168,653	$164,958	$564,488	$396,074	$1,594,613	$1,162,857
Income from Operations	7,368	7,911	23,414	24,585	58,366	45,464	167,426	136,176

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited)
	Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$107,149	$94,305
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	45,128	30,345
Minority interest	2,749	2,243
Excess tax benefits from stock-based compensation	(2,463)	(6,681)
Loss (gain) on sale of assets, net	124	(34)
Stock-based compensation expense	3,356	2,802
Change in assets and liabilities, net	2,540	45,337
Net cash provided by operating activities	158,583	168,317

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(43,947)	(23,818)
Business acquisitions, net of cash acquired	(15,805)	(253,241)
Sale of property, plant and equipment	2,158	160
Net cash used in investing activities	(57,594)	(276,899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) proceeds from short-term borrowing	(10,030)	8,200
Payments of long-term debt	(293)	(333)
Net repayments under revolving credit facility	(169,700)	(76,200)
Net repayments of commercial paper borrowings	-	(49,000)
Net proceeds from long-term borrowings	165,000	250,000
Dividends paid to shareholders	(14,404)	(13,394)
Purchases of treasury stock	(4,191)	-
Proceeds from the exercise of stock options	2,740	1,684
Excess tax benefits from stock-based compensation	2,463	6,681
Distributions to minority partners	-	(106)
Financing feeds paid	(454)	(1,397)
Net cash (used in) provided by financing activities	(28,869)	126,135

EFFECT OF EXCHANGE RATES ON CASH	(972)	1,491

Net increase in cash and cash equivalents	71,148	19,044
Cash and cash equivalents at beginning of period	42,574	36,520
Cash and cash equivalents at end of period	$113,722	$55,564